Exhibit 10.1

PELOTON INTERACTIVE, INC.
441 9th Ave.,
New York, NY 10001

April 3, 2025
Mr. Charles Kirol
[***]
Via Email
Dear Charles:
Peloton Interactive, Inc. (the “Company”) is pleased to offer you employment on the following terms, commencing on April 14, 2025 (the “Commencement Date”):
1.Position. Your title will be Chief Operating Officer, and you will report to the Company’s Chief Executive Officer and President (the “CEO”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Salary. The Company will pay you a starting salary at the rate of $635,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary may be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.Annual Bonus. You will be eligible to receive an annual cash bonus of 60% of your base salary for fiscal year 2025 (July 1, 2024 – June 30, 2025), pro-rated to account for your partial year of service. Based on a Commencement Date of April 14, this fiscal year 2025 bonus would be $81,419.00. For fiscal year 2026 and later, you will be eligible to receive an annual cash bonus with a target of 60% of your base salary, subject to the achievement of performance metrics to be established by the Board (or the Compensation Committee). Other than with respect to the annual bonus payable for the 2025 fiscal year, the achievement of applicable performance metrics, and the actual amount of the annual bonus, if any, will be determined by the Board (or the Compensation Committee). Annual bonuses will be paid no later than September 15, following the close of the corresponding fiscal performance year. You must be employed in good standing on the payment date.
4.Sign-On Bonus. Subject to approval by the Board or its Compensation Committee, you will be eligible to receive a discretionary signing bonus of $70,000.00 within 30 days of the Commencement Date. Should you leave the Company prior to the 12-month anniversary of the Commencement Date for any reason other than termination by the Company without Cause (as defined in the in the Company’s Severance and Change in Control Plan (the “Severance Plan”)), or a resignation by you for Good Reason (as defined in the Severance Plan), you will be required to reimburse the Company the full amount of the signing bonus within 30 days of your departure. The Company shall have a right to offset any such reimbursement against any sums it might otherwise owe to you in the event of such termination.
5.Return to Office Policy. Your role is not a remote role, so you will be required to work from the New York office pursuant to the Peloton Return to Office Policy (“RTO Policy”) Tuesday, Wednesday, and Thursday of each week, subject to terms and conditions of the RTO Policy, as may be amended from time to time.
6.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, as in effect from time to time. The Company reserves its right to amend, modify, or terminate its benefit plans at any time, subject to applicable law. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
7.Equity Awards. Subject to the approval of the Board or its Compensation Committee, you will be eligible to receive equity awards under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”; such awards collectively, the “Equity Awards”). Your initial Equity Awards will be valued at $5,000,000.00 in the aggregate on the applicable date(s) of grant, allocated as follows: (i) time-based restricted stock units valued at $3,750,000.00 (the “RSU Award”); and (ii) performance-based restricted stock units valued at $1,250,000.00 (the “PSU Awards”). For the avoidance of doubt, each Equity Award will cover the number of shares of Class A Common Stock determined using the Company’s then prevailing approved valuation methodology as of the applicable grant date, rounded up to the nearest whole share.
The RSU Award shall vest quarterly in one-twelfth (1/12) installments, on the first trading day on or after the 15th of the month, over three years following your first quarter of service, subject to your continuous service through each such date (as set forth in the RSU Agreement). Accordingly, based on a Commencement Date of April 14, 2025, the first vesting date will be the first trading day on or after July 15, 2025.
The PSU Awards will be granted in three tranches. One tranche will be granted with respect to each of the 2026, 2027, and 2028 fiscal performance years. Each tranche will be granted subject to the same terms and at the same time, typically in August, as the performance-based restricted stock unit awards granted to the Company’s other senior executives with respect to the applicable fiscal year. Subject to your continuous service through the applicable dates, each tranche will vest following the end of the fiscal performance year as set forth in the PSU Agreement(subject to the achievement of the applicable performance metrics).
The Equity Awards will be subject to the terms and conditions applicable to the respective grants under the Equity Plan and the respective award agreements to be entered into between you and the Company.
We expect you will be eligible to receive an annual equity refresh grant (each grant, an “Annual Equity Refresh Grant”). Each Annual Equity Refresh Grant, if any, will be subject to the approval of the Board (or the Compensation Committee), the terms and conditions applicable to the respective grants under the Plan, and the respective award agreement. Annual Equity Refresh Grants are discretionary, based on your performance and the performance of the Company. The Board or its Compensation Committee will determine the amount, if any, of each Annual Equity Refresh Grant, and the applicable vesting conditions, on an annual basis.
8.Severance and Change in Control. You will be designated as eligible to participate in the Company’s Severance Plan as a Tier 1 participant, subject to your execution of a participation agreement thereunder. For the avoidance of doubt, acceleration and/or forfeiture of equity, including the Equity Awards, upon termination will be governed by the Severance Plan.
9.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit A.
10.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
11.Tax Matters.
a.Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
b.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
c.Section 409A. Section 8.1 of the Severance Plan is hereby incorporated by reference and shall apply, mutatis mutandis, to the provisions set forth herein.
12.Legal Advice. You acknowledge that you have been advised by the Company to consult with, and seek the advice of, a personal attorney of your choice prior to executing this letter agreement in connection with the negotiation, drafting and execution of this letter agreement and the PIIA.
13.Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the JAMS in the State of New York, New York County, before a single neutral arbitrator, in accordance with the Employment Arbitration Rules of JAMS in effect at that time (currently available at: jamsadr.com). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the JAMS arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court – in other words, should you file a claim or counterclaim in arbitration against the Company, the Company will pay the difference between the then applicable JAMS filing fee (available at: https://www.jamsadr.com/arbitration-fees) and the then applicable filing fee for obtaining an Index Number to commence a lawsuit in the New York State Supreme Court, pursuant to NY CPLR § 8018 (available at: https://www.nycourts.gov/forms/filingfees.shtml). Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
For the avoidance of doubt, this arbitration requirement shall not apply to any criminal matters, matters for which arbitration is prohibited by law (such as sexual assault and sexual harassment claims), claims for unemployment or workers compensation, and shall not prevent you from filing a charge with the Equal Employment Opportunity Commission or any other government agency; provided that, unless prohibited by applicable law, any subsequent legal action shall be subject to individual arbitration as provided herein.
14.Coverage Under Directors’ and Officers’ Liability Insurance Policies; Indemnification. The Company agrees to indemnify you to the maximum extent permitted by applicable law and the Company’s by-laws for your services rendered as an officer and director of the Company and to maintain directors’ and officers’ liability insurance policies covering you on a basis no less favorable than provided to other directors and senior executives, which indemnification and coverage shall continue as to you even if you have ceased to be a director, officer or employee of the Company with respect to acts or omissions which occurred prior to such cessation.

15.Interpretation, Amendment, and Enforcement. This letter agreement and the PIIA constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.
* * * * *
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the PIIA and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, your employment is contingent on a satisfactory review of a background check and upon your starting work with the Company by April 14, 2025.
If you have any questions, please feel free to reach out.
Very truly yours,
PELOTON INTERACTIVE, INC.
/s/ Peter Stern
Peter Stern
Chief Executive Officer and President

I have read and accept this employment offer:
/s/ Charles Kirol
Charles Kirol
Dated:
April 3, 2025
Attachment
Exhibit A: Proprietary Information and Inventions Agreement